EXHIBIT 99.1

Next, Inc. Announces Nine-Month Revenue Increase of 68.5% and Net Income Increase in excess of 100% Over Prior Year and Guidance of Future Financial Performance

CHATTANOOGA, Tenn.—(BUSINESS WIRE)—October 15, 2003—Next Inc. (OTCBB:NXTI—News) Next, Inc., a creative and innovative sales and marketing organization, announces results of operations for its nine months ended August 31, 2003 and guidance for future financial performance.

Revenues for the nine months ended August 31, 2003 increased 68.5% to $13.5 million, vs. $7.9 million for the nine months ended August 31, 2002. Gross Profit increased by 69.8% to $4.0 million (2003) from $2.4 million (2002). Revenues for the first nine months ended August 31, 2003 ($13.5 million) exceeded total revenues for the entire fiscal year ended November 30, 2002 ($12.4 million).

Next reported Operating Income of $631,385 for the nine months ended August 31, 2003 vs. a loss of $(80,871) for the same period last year. The Company also reported Net Income of $190,381 and earnings per share of $.02 for the nine months ended August 31, 2003 compared to a net loss of ($157,505) and net loss per share of $(.02) for the same period last year.

Management Commentary

Mr. Dan Cooke, Chairman of the Board and CEO, stated, “During fiscal 2003, Next Inc. has achieved significant milestones amongst which are the completion of the Lil Fan acquisition and the refinancing of the Company’s bank lines of credit to $8 million. The Company’s revenue is growing at a rate of more than 50% over prior year and we expect that general pattern to continue. Next also expanded its customer base with additional strong national merchants; significantly increased existing customer sales over last year with some customers more than tripling their business; and enhanced product lines. Mr. Cooke also stated that “Next will continue to aggressively pursue additional acquisitions to strategically enhance its revenue, profitability and distribution base”.

Fiscal 2003 and 2004 Outlook

The Company expects that the fiscal year ending November 30, 2003 will have revenue of approximately $20 million and Pre-Tax earnings of approximately $700,000. The fourth quarter has historically been the Company’s best quarter for sales and profits. The Company is expected to continue its internally generated revenue growth (prior to additional acquisitions) of approximately 40% or greater for fiscal 2004 with pre-tax income increasing to approximately $2 million in fiscal 2004. The significant increase in income is the realization of incremental profits as Next’s revenues outpace its fixed overhead.

About NEXT INC:

NEXT, is a creative and innovative sales and marketing organization that designs, develops, markets, and distributes licensed and branded promotional products and imprinted sportswear primarily through key licensing agreements and the Company’s own proprietary designs. Next has several web sites where its products can be viewed: www.collegewearusa.com™; www.rpmsportsusa.com; www.americanbiker.net™; and www.ragtopssportswear.com™.

Safe Harbor Statement

The information provided for in this Press Release contains forward looking statements and information with respect to plans, projections or future performance of the Company, the occurrence of which involves risks and uncertainties that could cause the Company’s actual results to differ materially from expected results and other risks detailed in the Company’s filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date the statements were made. The Company’s actual results could differ significantly from those discussed or implied herein.

NEXT, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Nine Months Ended August 31,
	2002	2003
	(unaudited)	(unaudited)
Net sales	$7,979,656	$13,445,902
Cost of sales	5,600,365	9,406,926

Gross profit	2,379,291	4,038,976

General administrative and selling expenses	2,460,162	3,407,591

Operating income (loss)	(80,871)	631,385

Interest and other expense	(246,401)	(313,629)

Income (loss) before income taxes	(327,272)	317,756

Provision (Benefit) for income taxes	(169,767)	127,375

Net income (loss)	(157,505)	190,381

Net income (loss) per share, basic and diluted	$(.02)	$.02

Weighted average shares outstanding	9,206,791	11,632,036

	Three Months Ended August 31,
	2002	2003
	(unaudited)	(unaudited)
Net sales	$3,819,229	$4,608,648
Cost of sales	2,481,735	3,198,099

Gross profit	1,337,494	1,410,549

General administrative and selling expenses	1,152,031	1,196,414

Operating income	185,463	214,135

Interest and other expense	(113,023)	(81,960)

Income before income taxes	72,440	132,175

Provision for income taxes	9,718	52,055

Net income (loss)	62,722	80,120

Net income (loss) per share, basic and diluted	$.01	$.01

Weighted average shares outstanding	10,999,225	12,502,523